Exhibit 99.3

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

MACK-CALI ANNOUNCES GOALS AND ACCOMPLISHMENTS AS PART OF STRATEGIC PLAN UPDATE

Jersey City, New Jersey—September 12, 2016—Mack-Cali Realty Corporation (NYSE: CLI) announced today that it has published an investor presentation highlighting the substantial progress made toward achieving the objectives laid out last year in its “20 / 15” strategic plan. The Company’s executive leadership also will detail today their successes and future plans at the Company’s previously announced meeting and webcast for investors and analysts scheduled for 11:00 a.m. Eastern Time today. The presentation illustrates how Mack-Cali is continuing to redefine itself through an aggressive plan to focus on Waterfront and transit-based office holdings in the Northeast, grow its luxury multi-family portfolio, focus only on key markets while exiting others, and undertake dramatic capital improvements to key assets, including to its signature Harborside complex on the Jersey City Waterfront.

“Our leadership team will continue to set ambitious yet achievable goals with a laser-like focus on driving our operating performance,” said Michael J. DeMarco, President of Mack-Cali Realty Corporation. “We are pleased with the success we’ve achieved over the course of our first year — and look forward as we continue on the path to returning a premium relative to NAV and providing significant value to our shareholders.”

During this year’s meeting with investors, the Company will outline plans to strengthen its balance sheet, launch a strategic capital improvement plan, and create long-term cash flow. The Company expects to further reduce expenses in office operations and reduce credit costs through refinancing opportunities in 2016 and 2017. Leadership is targeting an increased leased percentage of the office portfolio to 90 percent by year-end 2016, and to 93 percent in 2017.

Roseland Residential Trust, the Company’s wholly-owned multi-family subsidiary, was created last year to increase transparency. Roseland is currently operating 5,434 multi-family units with a leased percentage of 97 percent. There are an additional 2,560 units under construction with a pipeline of 11,600 units to be developed. Roseland continues to build out and monetize its geographically desirable land portfolio while assessing strategic repurposings of Mack-Cali office holdings. Roseland’s ownership percentage of operating and in-construction projects has increased to 61 percent currently from 38 percent in 2012. It also projects further reductions in the number of projects in which it owns subordinated interests to three by year-end 2016, compared to nine at year-end 2014.

“The Roseland platform is well-positioned for material NAV and cash flow growth,” said Marshall Tycher, Chairman of Roseland Residential Trust. “Our synergy with Mack-Cali is presenting exciting opportunities through the repositioning of under-utilized office assets where we plan significant future growth/development.”

The work to reshape the existing office portfolio through capital improvements is continuing. Over the next 12 to 18 months Mack-Cali plans to upgrade existing amenities and enhance offerings with six major capital investment programs. The most prominent among these projects is the approximate $50 to $75 million transformation and reimagination of Harborside. The new design is inspired by the complex’s industrial past. The transformed Harborside will feature high-end dining and shopping experiences in an open layout with easy access to the Waterfront Esplanade and spectacular views of the Hudson River and Manhattan skyline.

“Our evolving office portfolio is continuing to attract substantial tenant interest — especially in our core Hudson Waterfront holdings where our office and multi-family holdings continue to propel growth,” said Mitchell E. Rudin, Chief Executive Officer of Mack-Cali. “We are committed to implementing operating initiatives that deliver real results and strengthen our balance sheet.”

The materials presented today are included in a Form 8-K furnished by the Company with the Securities and Exchange Commission today are available on the Company’s website at https://www.mack-cali.com/investors/company-filings-reports/. A replay of the webcast will be available for 30 days at www.mack-cali.com/investors/events-presentations.

About Mack-Cali Realty Corporation

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets. Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:	Anthony Krug	Ilene Jablonski	Deidre Crockett
	Mack-Cali Realty Corporation	Mack-Cali Realty Corporation	Mack-Cali Realty Corporation
	Chief Financial Officer	Vice President of Marketing	Director of Investor Relations
	(732) 590-1030	(732) 590-1528	(732) 590-1025
	tkrug@mack-cali.com	ijablonski@mack-cali.com	dcrockett@mack-cali.com

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